UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   October 12, 2014

Canyon Gold Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4730 South Fort Apache Road, Suite. 300 Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “company”, “Canyon Gold,”  “we,” “us,” “our” and similar terminology reference to Canyon Gold Corp.

Section 5 – Corporate Management and Governance

Item  5.02   Departure of Directors or Certain Officers: Election of Directors: Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

We are saddened to report the passing of our President and CEO, Delbert G. Blewett.  Mr. Blewett first became a director of Canyon Gold on March 14, 2011 and served as President and CEO until October 16, 2013 and again from May 20, 2014 until his passing. We will all miss his leadership and friendship.

On October 12, 2014, our remaining director, Alexander S. Romanchuk, appointed Stephen M. Studdert to replace Mr. Blewett as director, President and CEO of Canyon Gold. Mr. Studdert was first appointed as a director on December 16, 2012 and served as our President and CEO from October 16, 2013 to May 21, 2014. At that time he resigned as a director, President and CEO and was appointed as President and CEO of our subsidiary, Long Canyon Gold Resources Corp.  Mr. Romanchuk remains as a director.

Mr. Studdert is founder and chairman of Studdert International, Mantford Ventures, and i3 Technologies. He also founded a commercial bank and has served on many corporate boards of directors. Mr. Studdert served as a White House advisor to U.S. Presidents George Bush, Ronald Reagan, and Gerald Ford, and represented U.S. Presidents in diplomatic assignments to over one hundred nations. By presidential appointment, he served on the President’s Export Council, the Export Advisory Now Council, and the Foreign Trade Practices and Negotiations Subcommittee, and as a United States Delegate to the United Nations Energy Conference in Africa. He also served as a United States Delegate to the 40th NATO Summit and was appointed Federal Home Loan Bank Director in the Clinton Administration.  Mr. Studdert is a graduate of Brigham Young University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canyon Gold Corp.

Date: October 14, 2014	By: /s/ Stephen M. Studdert
Stephen M. Studdert
President